UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2013

Skyline Medical Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-54361	33-1007393
(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

(Address of Principal Executive Offices and Zip Code)

(651) 389-4800

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On August 22, 2013, Skyline Medical Inc. (f/k/a BioDrain Medical, Inc.) (the “Company”) agreed with Dr. Samuel Herschkowitz, individually and on behalf of his affiliate, Atlantic Partners Alliance, and SOK Partners, LLC (“SOK”), an investment partnership, to amend an existing letter agreement dated August 15, 2012 (the “Letter Agreement”) to extend the maturity date of certain indebtedness to Dr. Herschkowitz and SOK from August 31, 2013 to October 31, 2013.

Dr. Herschkowitz and the Company entered into a Note Purchase Agreement dated as of December 20, 2011 and subsequently amended and restated effective as of the same date pursuant to which the Company issued and sold to Dr. Herschkowitz a convertible promissory note which currently has an outstanding principal balance of $240,000. Further, SOK entered into a Note Purchase Agreement dated as of March 28, 2012, pursuant to which the Company issued and sold to SOK a 20.0% convertible note due August 2012, which currently has an outstanding principal balance of $357,282. The Company’s obligations to Dr. Herschkowitz and SOK under the respective notes are secured by grants of a security interest in substantially all tangible and intangible assets of the Company. Terms of these note purchase agreements and notes are described in the Company’s Form 10-K/A for the period ended December 31, 2012.

Under the Letter Agreement entered into in August 2012, among other things, Dr. Herschkowitz agreed to forbear from asserting rights as a secured creditor; Dr. Herschkowitz and SOK agreed to extend the maturity of their notes to December 31, 2012 (subsequently extended to April 30, 2013); and Dr. Herschkowitz clarified and waived certain of his other rights. On August 22, 2013, the parties agreed to amend the Letter Agreement to further extend the maturity date of the notes to October 31, 2013.

The foregoing summary of the amendment is not intended to be complete and is qualified in its entirety by the terms and the conditions of the amendment included as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1  Letter Agreement, dated August 22, 2013, among Dr. Samuel Herschkowitz, SOK Partners, LLC and Skyline Medical Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2013

SKYLINE MEDICAL INC.

By:	/s/ Josh Kornberg
Josh Kornberg
President and Chief Executive Officer

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